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                                                                   EXHIBIT 10.26

                               November 23, 1999



Thomas A. Jermoluk
Chief Executive Officer
At Home Corporation
450 Broadway
Redwood City, CA 94063

                       Re:  Amendment of Employment Agreement
                            ---------------------------------

Dear TJ:

     This letter will clarify and amend your employment agreement dated July 19, 1996 (the "Employment Agreement") with At Home Corporation (the "Company"). As you know, the Board of Directors has approved, and the Company is announcing, a plan for the restructuring of the Company that would include a separation of the media business from the platform business of the Company and the issuance of a tracking stock for the media business. The Board recognizes that this restructuring can be expected to lead to a management structure in which you are no longer the Chief Executive Officer of the Company or as a result of which you are placed in a lower stature position than Chief Executive Officer of the Company. Accordingly, we agree as follows:

     1. Should you cease to be Chief Executive Officer of the Company for any reason, including your resignation, the Company shall be deemed to have terminated your employment without "cause" pursuant to paragraph 5(c) or (d) of the Employment Agreement and, as a result, all vesting restrictions with respect to the Restricted Stock and the Series K Stock referred to in your Employment Agreement shall lapse on the date of such termination.

     2. At such time as you cease to be Chief Executive Officer of the Company, if requested by the Board, you will become Chairman of the Board of the Company or its media business subsidiary and you agree to continue to serve in that capacity (a) up to full time as requested by your successor as Chief Executive Officer to assist with the restructuring of the Company through July 31, 2000 and (b) thereafter in an active role as requested by the Chief Executive Officer to assist with the post-restructuring transition through the period ending one year after the restructuring is accomplished, or if the restructuring is not accomplished by December 31, 2000, until December 31, 2000.

     3. As provided under the terms of the option granted to you in December 1998 to purchase a total of one million shares of the Company's Series A Common
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Stock, that option  will continue to vest as long as you continue to serve as a member of the Board of the Company or its media business subsidiary.

We agree that this letter clarifies and, to the extent set forth herein, amends the terms of your Employment Agreement.


                                       Very truly yours,

                                       /s/ L. JOHN DOERR

                                       L. John Doerr
                                       for the Board of Directors
                                       of At Home Corporation


Agreed and Accepted:


/s/ THOMAS A. JERMOLUK
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Thomas A. Jermoluk